SUBSIDIARIES OF THE COMPANY

Name of Subsidiary                        State of Incorporation
__________________                        ______________________

Environmental Transportation                   Oklahoma
   Services, Inc.

Environmental Field Services, Inc.             Oklahoma

BMH Materials, Inc.                            Texas

Compliance Training Services, Inc.             Tennessee
   (formerly E.T.S. Drivers, Inc.)